SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                DIGITAL LAVA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                                DIGITAL LAVA INC.
                      10850 Wilshire Boulevard, Suite 1260
                              Los Angeles, CA 90024
                                 (310) 470-1149

              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              ----------------------------------------------------


     NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Stockholders of Digital Lava Inc. (the "Company") will be held in Los Angeles, CA at 3:00 p.m. on July 21, 1999 at the Marina del Rey Hotel, 13534 Bali Way, Marina Del Rey, CA 90292 (1) for the election of directors of Digital Lava to hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified; (2) to amend Digital Lava's 1996 Incentive and Non-Qualified Stock Option Plan; and (3) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The board of directors has fixed the close of business on June 21,1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     If you do not expect to be personally present at the meeting, but wish your stock to be voted for the business to be transacted thereat, the board of directors requests that you fill in, sign and date the enclosed proxy and promptly return it by mail in the postage paid envelope provided.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Dr. James W. Stigler
                                             Chairman of the Board

June 23, 1999


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                DIGITAL LAVA INC.
                            10850 Wilshire Boulevard
                              Los Angeles, CA 90024
                                 (310) 470-1149

                                PR1OXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           To be held on July 21, 1999

                                  INTRODUCTION

     The Annual Meeting is called to elect members of the board of directors, and to amend Digital Lava's 1996 Incentive and Non-Qualified Stock Option Plan. The Meeting, however, will be open for the transaction of such other business as may properly come before it although, as of the date of this proxy statement, management does not know of any other business that will come before the Annual Meeting. If any other matters do come before the Annual Meeting, the persons named in the enclosed form of proxy are expected to vote said proxy in accordance with their judgment on such matters.

     This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about June 23, 1999. A copy of the Annual Report for the fiscal year ended December 31, 1998, which includes audited financial statements, is included herewith for those stockholders of record as of June 21, 1999, the record date for the Annual Meeting.

     The solicitation of proxies in the accompanying form is made by, and on behalf of, the board of directors, and no compensation will be paid therefor. There will be no solicitation of proxies other than by mail or personal solicitation by officers and employees of Digital Lava. Digital Lava will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for reasonable expenses incurred by them in connection therewith. A stockholder executing the accompanying proxy has the power to revoke it at any time prior to the exercise thereof by filing with the Secretary of Digital Lava: (1) a duly executed proxy bearing a later date; or (2) a written instrument revoking the proxy.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Abstention and "Broker Non-votes" (as defined below) are counted for purposes of determining whether a quorum is present at the Annual Meeting, but do not represent votes cast with respect to any proposal. "Broker Non-votes" are shares held by a broker or nominee for which an executed proxy is received by Digital Lava, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

                                VOTING SECURITIES

     The board of directors has fixed the close of business on June 21, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     As of June 1, 1999, the outstanding capital stock of Digital Lava consisted of 4,636,885 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by him or her at the close of business on the record date.

     The shares for which the accompanying proxy is solicited will be voted providing the proxy is executed and returned by the stockholder prior to the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of June 1, 1999 by (1) each person known by Digital Lava to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each director of Digital Lava and (3) all executive officers and directors of Digital Lava as a group.

     Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each listed person includes the shares of common stock underlying options or warrants held by the person and exercisable within 60 days of June, 1999 but excludes shares of common stock underlying options or warrants held by any other person.

     "Shares of Common Stock Beneficially Owned" includes "Shares Subject to Options Held by Others" and "Shares Issuable Upon Exercise of Options." Unless otherwise indicated, the address of each beneficial owner is 10850 Wilshire Boulevard, Suite 1260, Los Angeles, CA 90024.

                                        Shares of Common          Percentage of          Shares Subject to        Shares Issuable
  Name and Address of Beneficial       Stock Beneficially         Common Stock            Options Held by        Upon Exercise of
              Owner                          Owned             Beneficially Owned              Others                Options
  ------------------------------       ------------------      ------------------        ------------------      ----------------
Dr. James W. Stigler                         249,246                     5.38%                 11,288                     --
Thomas H. Stigler                            206,164                     4.45%                  2,051                 40,000
Roger Berman                                 166,164                     3.59%                 10,262                     --
Joshua D.J. Sharfman                         123,083                     2.66%                  1,026                 40,000
Gerald Porter                                 83,330                     1.80%                     --                  3,330
All executive officers and directors as a    867,686                    18.72%                 24,627                123,029
group (8 persons)

                               SECTION 16 FILINGS

     Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act") requires Digital Lava's officers and directors, and persons who won more than ten percent of a registered class of Digital Lava's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish Digital Lava with copies of all Section 16 reports that they file.

     During 1998,  Digital Lava was not required to file any reports pursuant to
Section 16 filings requirements. Based solely upon review of the copies of such reports furnished to Digital Lava and written representations from certain of Digital Lava's executive officers and directors that no other such reports were required, Digital Lava believes that as of June 1, 1999 all Section 16 filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis.

                         ITEM 1 - ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The board of directors currently consists of seven
(7) members; there are two vacancies. Digital Lava plans to appoint a new director to the board within the next six months. The election of directors requires the affirmative vote of a plurality of shares cast of Common Stock voting together present or represented at a meeting at which a quorum (one-third (1/3) of the outstanding shares of Common Stock) is present or represented. Abstention and Broker Non-votes are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. It is the intention of the persons named in the accompanying proxy form to vote FOR the election of the five persons named in the table below as directors of Digital Lava, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy form have the right to use their discretion to vote for a substitute.

     The following table sets forth the name, age and position of each nominee for director and each executive officer:


Name                         Age    Position
----                         ---    --------

Dr. James W. Stigler         44     Chairman of the Board

Robert Greene                42     Chief Executive Officer and Director

Roger Berman                 44     Director

Gerald Porter                54     Director

John Carrington              55     Director

Joshua D.J. Sharfman         41     President

Thomas H. Stigler            42     Vice President, Sales and Business Strategy

Danny Gampe                  44     Chief Financial Officer

Patricia Bodner              37     Vice President of Worldwide Marketing

Michael Goodell              43     Vice President of Consulting and Services

     Dr. James W. Stigler has served as Chairman of Digital Lava since its inception in July 1995. Dr. Stigler is a professor, author and researcher in the fields of education, psychology and video research. Since 1991, Dr. Stigler has served as a Professor at the University of California, Los Angeles. From 1983 to 1991, Dr. Stigler served as an Associate Professor at the University of Chicago. Dr. Stigler holds an A.B. degree from Brown University, a Masters degree from the University of Pennsylvania and a Ph.D. from the University of Michigan. Dr. Stigler is the brother of Thomas Stigler.

     Robert Greene became Chief Executive Officer and a director of Digital Lava as of June 21, 1999. From 1995 to June 1999, Mr. Greene served as Senior Vice President of The Lightspan Partnership Inc., an interactive educational software vendor. From 1982 to 1995, Mr. Greene served as Senior Vice President and Zone General Manager of Showtime Networks, Inc., a cable television network. Mr. Greene holds a B.A. degree from the University of Virginia, a Certificate of Marketing Management and a Speakeasy Senior Executive Certificate from the University of Denver.

     Roger Berman has served as a director of Digital Lava since its inception in July 1995. From July 1995 to December 1997, Mr. Berman was the President of Digital Lava. Prior to joining Digital Lava, Mr. Berman served as President of St. Eve International, Inc., an apparel company, from May 1992 to July 1995 and Sherne Lingerie, Inc. from January 1986 to December 1991. Mr. Berman holds a B.A degree from Hamilton College and an MBA from New York University.

     Gerald Porter has served as a director of Digital Lava since January 1996. Mr. Porter has been a consultant in the software services industry since 1995. From 1989 to 1995, Mr. Porter served as President of Systems and Computer Technology Corp., a software development company. Prior to 1989, Mr. Porter held several senior positions in the banking industry, including Senior Vice President at Bank of America and Chief Operating Officer at American Security Bank. Mr. Porter holds a B.A. degree from Edinboro University in Pennsylvania.

     John Carrington has served as director of Digital Lava since April 1999. From 1996 to 1998, Mr. Carrington served as Chairman, President and Chief Executive Officer of Artios, Inc., a CAD/CAM software vendor. From 1991 to 1995, he served as President and Chief Executive Officer of Digitalk, a cross-platform object-oriented software firm. Prior to 1991, Mr. Carrington held several senior positions in the computer software industry, including Chairman, President and Chief Executive Officer of Cogensys Corporation and President and Chief Executive Officer of Del Mar Group. Mr. Carrington holds a B.A. degree from the University of Texas and an MBA from the Southern Methodist University.

     Joshua D.J. Sharfman served as Chief Executive Officer and a director of Digital Lava from May 1996 to June 1999. Mr. Sharfman has served as President of Digital Lava since February 22, 1999 and will remain as President. From 1994 to 1996, Mr. Sharfman served as Vice President of Research and Development at ParcPlace-Digitalk, Inc., a cross-platform object-oriented software firm. From 1993 to 1994, he operated his own software development consulting firm. From 1984 to 1993, Mr. Sharfman served as Executive Vice President of Research and Development at Dassault Systemes USA, a wholly owned subsidiary of Dassault Systemes SARL, and in a variety of marketing and development management functions at CADAM Inc., both of which are CAD/CAM software vendors. From 1981 to 1984, Mr. Sharfman served as Section Head of the Electro-Optical and Data Systems Group at Hughes Aircraft Company. Since 1980, Mr. Sharfman has also served as an Adjunct Professor of Engineering at the University of Southern California. Mr. Sharfman holds a B.S. degree from the University of California, Los Angeles and a M.S. degree from the University of Southern California.

     Thomas H. Stigler has served as Vice President, Sales and Business Strategy and a director of Digital Lava since November 1995. Mr. Stigler serves as a director from November 1995 until June 1999. From January to November 1995, Mr. Stigler served as an Account Executive at Sybase, Inc, a database software company. From January 1993 to January 1995, Mr. Stigler served as District Manager of the Gulf Coast Region for Hitachi Data Systems Corp. From December 1980 to January 1993, Mr. Stigler held several sales and management positions at IBM Corporation including Account Executive and Marketing Manager. Mr. Stigler holds a B.S. degree in Radio, TV and Film from Northwestern University. Mr. Stigler is the brother of Dr. James Stigler.

     Danny Gampe has served as Chief Financial Officer of Digital Lava since January 1998. From 1997 to January 1998, Mr. Gampe served as Vice President of Finance and Administration for eShare Technologies, an Internet software development firm. From 1992 to 1997, Mr. Gampe served as Chief Financial Officer of Robbins Research International, a seminar development company. From 1991 to 1992, Mr. Gampe served as Manager of Financial Planning & Analysis at Wahlco Environmental Systems, Inc. Mr. Gampe holds a B.A. degree from the University of California at Long Beach and an MBA from the University of Redlands. In addition, Mr. Gampe has been a Certified Management Accountant since 1993.

     Patricia Bodner has served as Vice President of Worldwide Marketing for Digital Lava since May 1997. From September 1995 to December 1996, Ms. Bodner served as Senior Vice President of Marketing for Inscape, a joint-venture between Warner Music Group, HBO and Nash New Media. From November 1994 to August 1995, Ms. Bodner served as Vice President of Marketing for BMG Video, a division of BMG Entertainment of North America. From November 1991 to November 1994, Ms. Bodner served as Vice President of Marketing at New Line Home Video, a division of Time Warner Inc. From September 1986 to November 1991, Ms. Bodner served as National Sales Promotion Manager at Warner Home Video, a division of Time Warner Inc. Ms. Bodner holds a B.A. degree from the University of Wisconsin-Madison.

     Michael Goodell has served as Vice President of Consulting and Services for Digital Lava since October 1997. From June 1979 to September 1997, Mr. Goodell held several positions at IBM Corporation, including Principal of Consulting, Manager of Industry Marketing, Marketing Manager and Senior Sales Representative. Mr. Goodell holds a B.S. and a M.S. degree from Rice University.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the 1998 fiscal year, there were no meetings of the board of directors. As of June 1, 1999 there have been two meetings of the board of directors. A quorum of directors was present, either in person or by telephonic hookup, for the meeting. Actions were also taken during the year by the unanimous written consent of the directors.

     The members of the Audit Committee are Gerald Porter and John Carrington. The Audit Committee has the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor's fees and recommending the engagement of the auditors to the full board of directors.

     The members of the Compensation Committee for are also Gerald Porter and John Carrington. The Compensation Committee administers Digital Lava's stock option plan and other corporate benefits programs. The Compensation Committee also reviews and approves bonuses, stock option grants, compensation philosophy and current competitive status, and executive officer compensation.

     The board of directors does not have a standing nominating committee.

Executive Compensation

     Summary Compensation. The following table sets forth the total compensation paid during 1998 to Digital Lava's Chief Executive Officer and the other executive officers whose 1998 compensation exceeded $100,000.

                                                   Annual Compensation         Long Term Compensation Awards
                                               ---------------------------     -----------------------------
                                                                                Securities
Name and                                                                        Underlying      All Other
Principal Position                             Salary($)         Bonus ($)      Options (#)   Compensation
------------------                             ---------         ---------      -----------   ------------
Joshua Sharfman
 Chief Executive Officer.................      $230,000              --              --            --
Thomas Stigler
 Vice President, Sales/
  Business Strategy......................       195,000              --              --            --
Patricia Bodner
 Vice President, Worldwide
  Marketing..............................       145,000              --              --            --
Danny Gampe
 Chief Financial Officer.................       125,000              --              --            --
Michael Goodell
 Vice President, Consulting/Services ....       115,000              --              --            --

     Option Grants. No options were granted in 1998 to any of the officers named in the above table. Under their employment agreements, Mr. Sharfman and Mr. Stigler each received options to purchase 40,000 shares of common stock at $7.50 per share in February 1999. Ms. Bodner, Mr. Gampe and Mr. Goodell received options to purchase an aggregate of 30,454 shares of common stock at $5.00 per share in March 1999. As of June 21, 1999, Mr. Greene received options to purchase 338,239 shares of common stock, at a price per share equal to the closing price of the common stock on June 18, 1999.

     Option Exercises and Option Values. The table sets forth certain information with respect to stock options held by the above-named officers on December 31, 1998. These officers did not exercise any options in 1998. The value of the options was based on the initial offering price of $7.50 per share and the exercise price of the options at December 31, 1998.

                                                        Number of Shares
                                                       of Stock Underlying            Value of Unexercised In
                                                       Unexercised Options              the- Money Options
                                                      at December 31, 1998           at December 31, 1998 ($)
                                                  ------------------------------    ---------------------------
Name                                              Exercisable      Unexercisable    Exercisable   Unexercisable
----                                              -----------      -------------    -----------   -------------
Joshua Sharfman.........................                --                --             --             --
Thomas Stigler..........................                --                --             --             --
Patricia Bodner.........................             3,830             3,830             --             --
Michael Goodell.........................             8,207             8,207             --             --
Danny Gampe.............................             1,368             4,104             --             --


             EMPLOYMENT/CONSULTING CONTRACTS/DIRECTORS' COMPENSATION


     Joshua D.J. Sharfman. Digital Lava entered into an employment agreement with an initial two-year term ending February 22, 2001 with Mr. Sharfman. The term automatically renews for additional one-year periods unless either Digital Lava or Mr. Sharfman terminates the agreement at least 180 days prior to the initial term or a renewal term. Mr. Sharfman is entitled to receive a severance pay equal to his annual salary in the event of termination without cause or if the material portion of his services are performed at a location more than 25 miles from Digital Lava's current location in Los Angeles, California. If Mr. Sharfman elects to resign after the appointment of an executive officer senior in position or responsibility to him or designation of another person as the President or Chief Executive Officer, he will receive a severance payment equal to eight months' pay, or pay through the end of the term if less than eight months. Under the agreement, Mr. Sharfman devotes his full time to serving as President of Digital Lava. Mr. Sharfman's annual salary is $230,000.

     Thomas H. Stigler. Digital Lava entered into an employment agreement with an initial two-year term ending February 22, 2001 with Mr. Stigler. The term automatically renews for additional one-year periods unless either Digital Lava or Mr. Stigler terminates the agreement at least 180 days prior to the initial term or a renewal term. Mr. Stigler is entitled to receive a severance pay equal to his annual salary in the event of termination without cause or if the material portion of his services are performed at a location more than 25 miles from Digital Lava's current location in Los Angeles,

California. If Mr. Stigler elects to resign after the appointment of an executive officer in charge of sales and marketing or designation of another person as Vice President of Sales and Business Strategy, he will receive a severance payment equal to eight months' pay, or pay through the end of the term if less than eight months. Under the agreement, Mr. Sharfman devotes his full time to serving as President of Digital Lava. Mr. Stigler's annual salary is $230,000.

     Robert F. Greene. Digital Lava entered into an employment agreement with a three-year term ending June 21, 2002 with Mr. Greene. Mr. Greene is entitled to receive a severance pay equal to his annual salary in the event of termination without cause. Under the agreement, Mr. Greene will devote his full time to serving as Chief Executive Officer of Digital Lava. Mr. Greene's annual salary is $300,000 and he is eligible to receive an annual bonus of up to $100,000. Mr. Greene received options to purchase 338,239 shares of common stock, at a price per share equal to the closing price of the common stock on June 18, 1999. These options vest as follows: 60% vest on June 21, 2000, the first anniversary of his start date, and 20% on each of the second, third and fourth anniversaries of this date.

     James W. Stigler. In addition to serving as a director of Digital Lava, Dr. Stigler has provided consulting services under a consulting agreement with a two-year term ending February 22, 2001. Under the agreement, Dr. Stigler is required to render certain consulting services to Digital Lava, including development, strategic and financial matters as the President or Chief Executive Officer may request from time to time. Pursuant to the terms of this agreement, Dr. Stigler receives an annual fee of $24,000.

     Roger Berman. In addition to serving as a director of Digital Lava, Mr. Berman has provided consulting services under a consulting agreement with a two-year term ending February 22, 2001. Under the agreement, Mr. Berman in required to render certain consulting services concerning financial matters as the President or Chief Executive Officer may request from time to time. Pursuant to the terms of this agreement, Mr. Berman receives an annual fee of $60,000.

     Directors. Digital Lava's directors who are not full-time employees of Digital Lava are entitled to receive $1,000 for attendance at each meeting of the board of directors or any committee of the board and will be reimbursed for their out-of-pocket expenses in connection with their attendance. No director's fees have been paid to date.

Compensation Committee Report

     The Compensation Committee of the board of directors establishes the general compensation policies of Digital Lava, establishes the compensation plans and specific compensation levels for executive officers, and administers Digital Lava's 1996 Stock Option Plan. The Compensation Committee is composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission other than as described below (see "Compensation Committee Interlocks and Insider Participation")

     The Compensation Committee, being responsible for overseeing and approving executive compensation and grants of stock options, is in a position to appropriately balance the current cash compensation considerations with the longer-range incentive-oriented growth outlook associated with stock options. The main objectives of Digital Lava's compensation structure include rewarding individuals for their respective contributions to Digital Lava's performance, providing executive officers with a stake in the long-term success of Digital Lava and providing compensation policies that will attract and retain qualified executive personnel.

     The  Compensation  Committee  believes that the chief  executive  officer's
(CEO) compensation should be heavily influenced by Company performance. The Committee determines the appropriate level of bonuses and increases to salary, if any, based in large part on Company performance. The Committee also considers the salaries of CEOs of comparably-sized companies and their performance.

     Stock options are granted to the CEO, and to other executives, primarily based on the executive's ability to influence the Company's long-term growth.

     The Compensation Committee has adopted similar policies with respect to compensation of other officers of the Company. The Committee establishes base salaries that are within the range of salaries for persons holding similarly responsible positions at other companies. In addition, the Committee considers factors such as relative Company performance, the individual's past performance and future potential in establishing the base salaries of executive officers.

     As with the CEO, the number of options granted to the other officers is determined by the subjective evaluation of the executive's ability to influence the Company's long-term growth. All options are granted at no less than the current market price. Since the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for managers to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

     From the Members of the Compensation Committee: Gerald Porter and John Carrington.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee for 1999 are Messrs. Gerald Porter and John Carrington. There have been no interlocks on the Compensation Committee during 1999.

                                PERFORMANCE GRAPH

For 1999 Proxy:

     The following graph compares Digital Lava's cumulative stockholder's return for the period beginning February 17, 1999 (date in which Digital Lava's Common Stock was first publicly traded) and ending May 26, 1999 with the cumulative total return of the Amex Composite Index over the same period.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                    2/17/99   3/3/99   3/17/99  3/31/99  4/14/99  4/28/99  5/12/99  5/26/99   6/8/99
                    -------   ------   -------  -------  -------  -------  -------  -------   ------
Amex Composite        1.00     1.00     1.03     1.03     1.06     1.12     1.15     1.13     1.1224

Digital Lava          0.87     0.67     0.67     1.50     1.56     1.26     1.13     0.85     0.9667

                 Certain Relationships and Related Transactions

     The law firm of Ehrenreich Eilenberg Krause & Zivian LLP has performed legal services for Digital Lava and may perform legal services for Digital Lava in the future. In 1996 and 1997, Digital Lava issued to Eilenberg & Zivian, an affiliate of Ehrenreich Eilenberg Krause & Zivian LLP, warrants to purchase an aggregate of 23,212 shares of common stock at an exercise price of $6.46. Eilenberg & Zivian is also the owner of 9,334 shares of common stock which it received from Digital Lava in exchange for services in 1995. Under an agreement dated as of December 1, 1997, E&Z Investments, an affiliate of Ehrenreich Eilenberg Krause & Zivian LLP, has currently exercisable options to purchase an aggregate of 16,420 shares of common stock at an exercise price of $.91 per share from Messrs. James Stigler and Berman. E&Z Investments also has currently exercisable options, to purchase an aggregate of 8,207 shares of common stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $.91 per share.

     Digital Lava issued a $20,000 promissory note to James Stigler in October 1998. The note bears interest at 12% per annum and is payable in October 1999.

     In December 1998, Digital Lava issued a $300,000 promissory note to Henry Stigler, father of James and Thomas Stigler. The note was paid in full on February 22, 1999. Mr. Stigler also received warrants to purchase 150,000 shares of common stock at $9.75 per share.

           ITEM 2 - PROPOSAL TO AMEND THE INCENTIVE AND NON-QUALIFIED
                                STOCK OPTION PLAN

     The board of directors has adopted, subject to stockholder approval, an amendment (the "Amendment") to the 1996 Incentive and Non-Qualified Stock Option Plan ("1996 Plan") authorizing the issuance of an additional 750,000 shares under such plan, thereby increasing the aggregate number of shares issuable under such plan from 250,000 to 1,000,000.

     To date, options to purchase 242,897 shares of Digital Lava's Common Stock have been granted under the 1996 Plan and none of such options have been exercised or terminated.

     The adoption of the Amendment by the board of directors reflects a determination by the Board that ensuring the continued availability of a sufficient number of options available for grant under the 1996 Plan is important to Digital Lava's ongoing and continuing efforts to attract and retain key senior management personnel and increase the interest of Digital Lava's executive officers in Digital Lava's continuing success.

     Since the granting of options under the 1996 Plan is discretionary, Digital Lava cannot at present determine the number of options that will be granted in the future to any person or group of persons or the terms of any future grant. Future option grants and the terms thereof will be determined by the Compensation Committee in accordance with the terms of the 1996 Plan.

     Set forth below is certain information concerning the 1996 Plan. A copy of the 1996 Plan is available upon written request to Digital Lava.

Description of 1996 Plan

     The purpose of the 1996 Plan is to allow directors, officers, key employees and consultants of Digital Lava and its subsidiaries to increase their proprietary interest in, and to encourage such employees to remain in the employ of, or maintain their relationship with, such entities. It is intended that options granted under the 1996 Plan will qualify either as incentive stock options under Section 422 of the Code or an non-qualified options. Options granted under the 1996 Plan will only be exercisable for Common Stock.

     The 1996 Plan is administered by a committee appointed by the board of directors (the "Compensation Committee"). Members of the Compensation Committee are not be eligible to receive options while they are members except to the extent otherwise permitted under the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee designates the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations.

     The maximum number of shares of Common Stock available for issuance under the 1996 Plan is 250,000 shares (1,000,000 if the Amendment is approved), subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 1996 Plan that expire or terminate are available for options to be issued under the 1996 Plan.

     The price at which shares of Common Stock may be purchased upon exercise of an incentive stock option must be at least 100% of the fair market value of Common Stock on the date the option is granted (or at least 110% of fair market value in the case of a person holding more than 10% of the outstanding shares of Common Stock (a "10% Stockholder")).

     The aggregate fair market value (determined at the time the option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time in any calendar year by an optionee under the 1996 Plan or any other plan of Digital Lava or a subsidiary, shall not exceed $100,000. The Compensation Committee will fix the time or times when, and the extent to which, an option is exercisable, provided that no option will be exercisable earlier than one year or later than ten years after the date of grant (or five years in the case of a 10% Stockholder). The option price is payable in cash or by check. However, the Board of s may grant a loan to an employee, pursuant to the loan provision of the 1996 Plan, for the purpose of exercising an option or may permit the option price to be paid in shares of Common Stock at the then current fair market value, as defined in the 1996 Plan.

     Upon termination of an optionee's employment or consultancy, all options held by such optionee will terminate, except that any option that was exercisable on the date employment or consultancy terminated may, to the extent then exercisable, be exercised within three months thereafter (or one year thereafter if the termination is the result of permanent and total disability of the holder), and except such three month period may be extended by the Compensation Committee in its discretion. If an optionee dies while he is an employee or a consultant or during such three-month period, the option may be exercised within one year after death by the decedent's estate or his legatees or distributees, but only to the extent exercisable at the time of death.

     The 1996 Plan provides that outstanding options shall vest and become immediately exercisable in the event of a "sale" of Digital Lava, including (1) the sale of more than 75% of the voting power of Digital Lava in a single transaction or a series of transactions, (2) the sale of substantially all assets of Digital Lava, (3) approval by the stockholders of a reorganization, merger or consolidation, as a result of which the stockholders of Digital Lava will own less than 50% of the voting power of the reorganized, merged or consolidated company.

     The board of directors may amend, suspend or discontinue the 1996 Plan, but it must obtain stockholder approval to (1) increase the number of shares subject to the 1996 Plan, (2) change the designation of the class of persons eligible to receive options, (3) decrease the price at which options may be granted, except that the Board may, without stockholder approval accept the surrender of outstanding options and authorize the granting of new options in substitution therefor specifying a lower exercise price that is not less than the fair market value of Common Stock on the date the new option is granted, (4) remove the administration of the 1996 Plan from the Compensation Committee, (5) render any member of the Compensation Committee eligible to receive an option under the 1996 Plan while serving thereon, or (6) amend the 1996 Plan in such a manner that options issued under it intend to be incentive stock options, fail to meet the requirements of Incentive Stock Options as defined in Section 422 of the Code.

     Under current federal income tax law, the grant of incentive stock options under the 1996 Plan will not result in any taxable income to the optionee or any deduction for Digital Lava at the time the options are granted. The optionee recognizes no gain upon the exercise of an option. However the amount by which the fair market value of Common Stock at the time the option is exercised exceeds the option price is an "item of tax preference" of the optionee, which may cause the optionee to be subject to the alternative minimum tax. If the optionee holds the shares of Common Stock received on exercise of the option at least one year from the date of exercise and two years from the date of grant, he will be taxed at the time of sale at long-term capital gains rates, if any, on the amount by which the proceeds of the sale exceed the option price. If the optionee disposes of the Common Stock before the required holding period is satisfied, ordinary income will generally be recognized in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the option price, or, if the disposition is a taxable sale or exchange, the amount of gain realized on such sale or exchange if that is less. If, as permitted by the 1996 Plan, the board of directors permits an optionee to exercise an option by delivering already owned shares of Common Stock valued at fair market value) the optionee will not recognize gain as a result of the payment of the option price with such already owned shares. However, if such shares were acquired pursuant to the previous exercise of an option, and were held less than one year after acquisition or less than two years from the date of grant, the exchange will constitute a disqualifying disposition resulting in immediate taxation of the gain on the already owned shares as ordinary income. It is not clear how the gain will be computed on the disposition of shares acquired by payment with already owned shares.

     Digital Lava is currently in discussions with several emerging pharmaceutical and biotechnology companies about potential business and/or product consolidations, joint ventures, acquisitions, mergers or other business combinations. If any such transaction is consummated, the existence of these additional outstanding stock options under the 1996 Plan could have the effect of reducing the aggregate consideration received by existing stockholders in such transaction.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT (ITEM 2 ON THE ENCLOSED PROXY CARD) INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN BY 750,000 FROM 250,000 TO 1,000,000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Digital Lava has appointed Price Waterhouse LLP as its independent public accountants to examine the financial statements of Digital Lava for the current fiscal year. The selection of Price Waterhouse LLP was approved by the board of directors prior to their appointment. Price Waterhouse LLP has advised Digital Lava that they do not have any material financial interests in, or any connection with (other than as independent auditors, tax advisors and management consultants), Digital Lava.

     Price Waterhouse LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.


                        STOCKHOLDERS' PROPOSALS FOR 2000
                         ANNUAL MEETING OF STOCKHOLDERS

     Proposals which stockholders intend to present at the 2000 annual meeting of stockholders must be received by Digital Lava by March 1, 2000 to be eligible for inclusion in the proxy material for that meeting.

                           ANNUAL REPORT ON FORM 10-K

     Upon sending a written request to Digital Lava Inc., 10850 Wilshire Boulevard, Suite 1260, Suite 1260, Los Angeles, CA 90024, Attention: President, stockholders may obtain, free of charge, a copy of Digital Lava's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and any amendments thereto, as filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the only business which management expects to be considered at the Annual Meeting is the election of directors and the adoption of the incentive and non-qualified stock option plan. If any other matters come before the meeting, the persons named in the enclosed form of proxy are expected to vote the proxy in accordance with their best judgment on such matters.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Dr. James W. Stigler
                                            Chairman of the Board
Dated: June 23, 1999